UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2020

MARATHON PATENT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36555	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 North Town Center Drive, Suite 100 Las Vegas, NV	89144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 804-1690

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MARA	The Nasdaq Capital Market

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward-looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward-looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1.01 Entry into a Material Definitive Agreement

On October 6, 2020, Marathon Patent Group, Inc., a Nevada corporation (“Marathon”) entered into a series of agreements with affiliates of Beowulf Energy LLC, a Delaware limited liability company (collectively and as applicable, “Beowulf”) and Two Point One, LLC, a Delaware limited liability company (“2Pl”; Marathon, Beowulf and 2Pl each a “Party” and, collectively, the “Parties”). Beowulf and 2Pl have been designing and developing a data center facility of up to 100-megawatts (the “Facility”) that will be located next to, and supplied energy directly from, Beowulf’s power generating station in Hardin, MT (the “Hardin Station”). The Facility is being developed in two phases to reach its 100 MW capacity, and the Hardin Station will supply the Facility exclusively with energy to operate Bitcoin mining servers.

The projected build out cost for Phase I is approximately $14 million, which is front loaded as the infrastructure is being built most efficiently for the full 100 MW project. It entails high voltage equipment to break down the full 100 MW load from the generating station, and thereafter, the infrastructure cost per MW is a matter of distributing power at a container level. Assuming market conditions similar to current, the build out cost for Phase II works out to approximately $200,000 - $250,000 per MW. These are all in costs covering all equipment and labor needed starting from the power coming off the Generating Station distributed down to running the actual miners: including breakers, transformers, switches, containers, PDUs, fans, network cables, and the like.

Marathon and Beowulf entered into an exclusive Power Purchase Agreement for the initial supply of 30 MW (Phase I), and up to 100 MW in the aggregate (Phase II), of energy load to the Facility at a cost of $0.028/kWh. The initial term of the Power Purchase Agreement is five years, with up to five additional three-year extensions, as mutually agreed, assuming 75% energy utilization of the initial 30 MW of energy supplied to the Facility. Marathon purchased certain mining infrastructure and equipment for the Facility from Beowulf for a purchase price of $750,000, and Marathon has the right, at no additional cost, to construct and access the Facility on land adjacent to the Hardin Station pursuant to a lease agreement with Beowulf.

Beowulf and 2P1 will provide operation and maintenance services for the Facility pursuant to a Data Facility Services Agreement, in exchange for an initial issuance of 3,000,000 shares of Marathon’s common stock to each of Beowulf and 2Pl. Upon completion of Phase I, Marathon will issue to Beowulf an additional 150,000 shares of its common stock. During Phase II, Marathon will issue to Beowulf an additional 350,000 shares of its common stock – 150,000 shares upon reaching 60 MW of Facility load and 200,000 at completion of the full 100 MW of Facility load. The cost to maintain and run the Facility will be $0.006/kWh. All shares issued under the Data Facility Services Agreement are issued pursuant to transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 3.02 Unregistered Sale of Securities.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 13, 2020

MARATHON PATENT GROUP, INC.

By:	/s/ Merrick Okamoto
Name:	Merrick Okamoto
Title:	Chief Executive Officer